October 20, 1997
PaineWebber Incorporated
1200 Harbor Boulevard
Weehawken, New Jersey  07087
Dear Sirs:
 As counsel for PaineWebber Incorporated (the
"Depositor"), we have examined an executed copy of the
Trust Indenture and Agreement dated the date of initial
deposit of the Trust  (the "Indenture") which
incorporates the Standard Terms and Conditions of Trust
(the "Agreement"), both between the Depositor, and
Chase Manhattan Bank, as successor trustee,  (the
"Trustee").  The Indenture established a trust called
Municipal Bond Trust, Series 44 (the "Trust")
into which the Depositor deposited certain debt
obligations issued by or on behalf of one or more of
the States or territories of the United States, any
political subdivision thereof or any public
instrumentality or agency thereof or evidences thereof,
(the "Securities"), and moneys to be held by the
Trustee upon the terms and conditions set forth in the
Indenture and Agreement.  Under the Indenture,
certificates of ownership were issued on the Initial
Date of Deposit representing units of fractional
undivided interest in said Trust (the "Units").
 Based upon the foregoing and upon an examination of
such other documents and an investigation of such
matters of law as we have deemed necessary, we are of
the opinion that, under existing statutes and
decisions:
 (i) The Trust is not an association taxable as a
corporation for U.S. federal income tax purposes but will
be governed by the provisions of Subchapter J (relating to
Trusts) of Chapter 1, Internal Revenue Code of 1986 (the
"Code").  Each Unitholder will be considered as owning
a pro rata share of each asset of the respective Trust
in the proportion that the number of Units of such
Trust held by him bears to the total number of
outstanding Units of such Trust.  Under Subpart E,
Subchapter J of Chapter I of the Code, income of the
Trust will be treated as income of each Unitholder of
the Trust in the proportion described.  Accordingly, to
the extent that the income of the Trust consists of
interest and original issue discount excludable from
gross income under Section 103 of the Code, such income
will be excludable from federal gross income of the
Unitholder, except in the case of a Unitholder who is a
substantial user (or a person related to such user) of
a facility financed through issuance of any industrial
development bonds or certain private activity bonds
held by the Trust.  All taxpayers are nevertheless
required to disclose to the Internal Revenue Service
the amount of tax-exempt interest earned during the
year.  In the case of certain corporations, interest on
all of the Securities is included in computing the
alternative minimum taxable income pursuant to Section
56(c) of the Code.
 (ii) If the Trustee disposes of a Security (whether by
sale, payment at maturity, redemption or otherwise),
gain or loss is recognized to the Unitholder. A Unitholder
will also be considered to have disposed of all or a
portion of his pro rata portion of each Security when
he sells or redeems some or all of his Units.  Such
gain or loss is measured by comparing the Unitholder's
share of such proceeds (or, in the case of a sale or
redemption of Units, the portion of the proceeds
allocable to a Security) with the Unitholder's adjusted
basis for such Security.
 (iii) Under the income tax laws of the State and City
of New York, the Trust is not an association taxable as
a corporation and income received by the Trust will be
treated as the income of the Unitholders in the same
manner as for federal income tax purposes, but will not
be tax-exempt except to the extent that such income is
earned on bonds in the Trust that are otherwise tax-
exempt for New York purposes.
 We hereby consent to the filing of this opinion as an
exhibit to the Registration Statement relating to the
Units and the Trust referred to above and to the use of
our name and to the reference to our firm in said
Registration Statement and in the related Prospectus.
Very truly yours,
/s/ CARTER, LEDYARD & MILBURN